Exhibit 10(i)

   LICENSING AGREEMENT

THIS AGREEMENT is dated for reference July 27, 2009,

AMONG:

P.T. GROUP LTD., a corporation incorporated pursuant to the laws of the British Virgin Islands registered under BVI Company Number 1057655 having an address of PO Box 0830-01906 Calle B Marbella, Edificio Sol Marina 11B, Panama City, Panama;

          (the “Licensor”)

AND:

SONNEN CORPORATION, a company incorporated pursuant to the laws of the State of Nevada, with an address of 2829 Bird Avenue, Suite 12, Miami, Florida 33133 as a wholly owned subsidiary of the Parent (defined below);

          (the “Licensee”)

AND:

     SIMPLE TECH, INC., a company incorporated pursuant to the laws of the State of Nevada, with an address of 2829 Bird Avenue, Suite 12, Miami, Florida 33133;

          (the “Parent”)

WHEREAS:

A.     Except as provided the Licensor holds all rights, title and interest to a certain invention entitled “PTG Technology” as further described in Schedule "A" attached hereto (the “Technology”);

B.     The Licensor wishes to enter into a formal licensing agreement with Licensee on the terms set forth below;

THIS AGREEMENT WITNESSES THAT in consideration of US$10.00 (the receipt and sufficiency of which is hereby acknowledged), the parties agree as follows:

ARTICLE 1
INTERPRETATION

1 .1     Construction and Interpretation. In this Agreement, unless inconsistent with or excluded by the context:

          (a)     any heading, index, table of contents or marginal note used in this Agreement is for convenience only and will not limit or affect the interpretation or construction of this Agreement;

(b)     singular words will include the plural and plural words will include the singular;

     Licensing Agreement

Exhibit 10(i)

(c)     a reference to a person will include a company or other corporation and a reference to a company or other corporation will include a person;

(d)     a word importing a particular gender will include each other gender; and

     (e)     a reference to a party to this Agreement includes that party's heirs, executors, administrators, successors and permitted assigns.

1.2     Definitions. In this Agreement, unless inconsistent with or excluded by the context:

(a)     “Affiliate” means, with respect to any entity, any other entity which directly or indirectly controls or is controlled by or is under direct or indirect common control with such first mentioned entity;

     (b)     “Agreement” means this Agreement and all schedules to this Agreement and all specifications referred to in this Agreement;

     (c)     “Improvements” means all improvements to the Original Invention developed within or by the Licensee;

(d)     “Intellectual Property” includes the Technology and any intellectual property relating to the Technology, including any patent, patent application, copyright, industrial design, trademark, any rights to patent, copyright, industrial design or trademark in any country, engineering designs, concepts, models, trade secrets, know how and show how, and includes any new technology or the products as may hereafter be developed or acquired by the Licensee or any of its subsidiaries;

(e)     “License” means an exclusive, non-transferable, license (with a limited right of sublicense) to allow the Licensee to make, have made, use, lease, sell and import Licensed Products in the Territory;

(f)     “Licensed Products” means products which, in the absence of the License, would infringe the Licensor’s intellectual property rights in the Technology;

(g)     “Original Invention” means a certain invention entitled “PTG Technology” as further described in Schedule "A" attached hereto;

(h)      “Technology” means certain technology known as “PTG Technology” and includes the Original Invention, any improvements thereof and any devices which embody the PTG Technology and any improvements thereof;

     (i)     “Territory” means the United States, Canada and Mexico; and

(j)     “Trade-Mark” means and trade-mark or trade-name as may be adopted for use on the Licensed Products from time to time.

1.3     Variation of Agreement. Any variation or modification or waiver of the terms or conditions of this Agreement will be in writing and will be duly executed by the Licensor, Licensee and Parent respectively.

     Licensing Agreement

Exhibit 10(i)

1.4     Severance. Each word, phrase, sentence, paragraph and section of this Agreement is severable and if a court in any jurisdiction determines that any such provision is unenforceable, illegal or void in that jurisdiction the court may sever that provision which becomes inoperative and such severance will not affect the operation of any other provisions of this Agreement nor the operation of that provision in any other jurisdiction.

1.5     Waiver. The failure of either party hereto at any time to enforce any provision of this Agreement will not affect its rights thereafter to require complete performance by the other party, nor will the waiver of any breach of any provision be taken or held to be a waiver of any subsequent breach of any such provision or be a waiver of the provision itself. In order for any waiver to be effective, it must be in writing and signed by an authorized officer of the party.

1.6     Laws. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, and both parties agree to submit to the exclusive jurisdiction of the courts of the State of Florida.

ARTICLE 2
LICENSE

2.1     Grant of License:

     (a)     The Licensor hereby grants to the Licensee an exclusive, non-transferable, license for use in the Territory, with a limited right of sublicense as set forth in Section 2.1(e) below to allow the Licensee to use the Intellectual Property to make, have made, use, lease, sell and import Licensed Products, which, in the absence of the License, would infringe the Licensor’s intellectual property;

(b)     Except for the rights granted pursuant to the License, the Licensor shall retain all rights, title and interest to the Technology;

(c)     The Licensee shall be responsible for all of the testing and improvements to the Technology;

(d)     The Licensor shall retain all rights to the Improvements, but such Improvements shall also be a part of the License;

     (e)     The Licensee shall have the right to offer limited royalty-bearing sublicenses to third parties where such third parties are in a position to commercialize the Technology in ways that the Licensee cannot accomplish in a competitive manner. The Licensee shall pay the Licensor twenty five percent (25%) of all royalties and fees received from such third parties. If Licensee receives any non-cash consideration as part of the sublicense consideration (including equity in sublicensee or other entities), Licensor shall have the option to take its portion of the sublicense consideration in kind or in cash based on the fair market value of the non-cash consideration as of the date of receipt by Licensee wherein the fair market value as determined by Licensee’s independent accounting advisors shall equal the cash consideration an unaffiliated, unrelated buyer would pay in an arm’s length sale of a substantially identical item sold in the same quantity, under the same terms, and at the same time and place. Such right to sublicense is subject to the following conditions:

     Licensing Agreement

Exhibit 10(i)

(i)     In each sublicense agreement, the sublicensee will be subject to the terms and conditions of the license granted to Licensee under this Agreement, and the sublicensee will be prohibited from granting further sublicenses, without first obtaining approval from Licensor; provided, however, that in the event that such further sublicense is approved, any fee or other consideration paid to sublicensee in consideration of such sub-sublicense will be treated as sublicense consideration as if the sub-sublicensee were a sublicensee. Nevertheless, Licensee may set royalty or other payments at its discretion for its sublicensees, as long as the applicable royalties or other payments of its sublicensees are not more favorable to the sublicensee than the corresponding terms of this Agreement.

(ii)     Licensee will forward to Licensor, within thirty (30) days following its execution, a fully executed, complete, and accurate copy written in the English language of each sublicense agreement granted under this Agreement. Licensor’s receipt of such sublicense agreement will not constitute a waiver of any of Licensor’s rights or Licensee’s obligations under the Agreement.

(iii)     Notwithstanding any such sublicense agreement, Licensee will remain primarily liable to Licensor for all of the Licensee’s duties and obligations contained in the Agreement, and any act or omission of a sublicensee that would be a breach of the Agreement if performed by Licensee will be deemed to be a breach by Licensee of the Agreement. Each sublicense agreement will contain a right of termination by Licensee in the event that the sublicensee breaches the payment obligations affecting Licensor or any other material terms and conditions of the sublicense agreement that would constitute a breach of the terms and conditions of the Agreement if such acts were performed by Licensee. In the event of such sublicensee breach, and if after a reasonable opportunity to cure as provided in any such sublicense agreement, such sublicensee fails to cure such sublicensee breach, then the Licensee will terminate the sublicense agreement unless Licensor agrees in writing that such sublicense agreement need not be terminated.

(iv)     Upon termination of the Agreement for any reason, all sublicense agreements will, at Licensor’s option, be (i) assigned to and assumed by Licensor, or (ii) terminated.

     (f)     The Licensee shall pay the Licensor a royalty of 1% of all gross sales of Licensed Products by the Licensee, except as otherwise modified in writing.

2.2     Exclusive Rights. The rights of the Licensee to the License in accordance with Section 2.1 will be sole and exclusive, and the Licensor will not directly or indirectly compete with the Licensee, nor the license, authorize or permit any third party to compete with the Licensee with respect to the manufacture, use, lease, sale, export and import of the Licensed Products.

     Licensing Agreement

Exhibit 10(i)

2.3     Assignment of Rights. The Licensor and the Licensee acknowledge that the respective rights and obligations pursuant to this Agreement are personal to the parties and that the Licensee, except in the event of the acquisition of the Licensee, by any means, or the sale or merger of substantially all of the Licensee’s assets to or with a third party, will not assign this Agreement or assign or delegate any or all rights, duties, or obligations under this Agreement without the prior consent in writing of the Licensor, which consent the Licensor may not withhold unreasonably. If the Licensor consents to such assignment or delegation, the Licensee will remain jointly and severally liable with the assignee or delegate for the obligations of the Licensor under this Agreement. Subject to the limitations hereinbefore expressed, this Agreement will inure to the benefit of and be binding upon the parties and their respective successors and assigns.

2.4     Reorganization of Rights. The Licensor may choose to reorganize its worldwide licensing strategy, including delegation of certain commercialization rights to a separate entity, with the prior written consent of the Licensee, which may not be unreasonably withheld, provided that the full beneficial terms to the Licensee(s) embodied in the Agreement shall not be diminished due to such actions.

2.5     Effect of Assignment. Unless otherwise agreed upon between the parties, no assignment of this Agreement, the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement will relieve the assigning party from any liability under this Agreement, whether absolute, contingent, due or accruing, which exists as of the date of assignment.

2.6     No Sublicense. Except pursuant to Section 2.1(e), the Licensee will not sublicense the benefit of this Agreement or any rights, licenses or authorities pursuant to this Agreement and any attempted violation of this section, whether voluntarily or by operation of law, will be void and of no force and effect.

2.7     Confidential Information. The Licensee acknowledges that its entire knowledge of the Technology and the business of the Licensor, including, without limitation, the contents of any Documents (defined as all drawings, specifications, blueprints, programs and other material in electronic form or otherwise relating in any manner to the Intellectual Property or the Technology) and periodic updates or revisions, in effect from time to time and the designs, plans, prototypes, specifications, standards and operating procedures for the Technology, will be derived from information disclosed to the Licensee by the Licensor in confidence and that the Documents and such other information are confidential information and/or trade secrets of the Licensor (all of which is herein collectively called the "Licensor Confidential Information") except where such information is in the public domain or is information describing generally accepted business, engineering or manufacturing practices. Accordingly, the Licensee agrees that it will maintain the absolute confidentiality of the Intellectual Property, the Documents and such other information, both during and after the term of this Agreement, disclosing same to other employees of the Licensee only to the extent necessary for compliance with this Agreement.

All Licensor Confidential Information obtained by the Licensee shall be considered confidential and will not be disclosed by the Licensee to any person without the prior written consent of the Licensor. The Licensor will provide reasonable confidentiality agreements in the form attached hereto as Schedule C to be signed by the Licensee and all employees or sub-contractors of the Licensee to whom any Licensor Confidential Information will be disclosed, and the Licensee will provide or obtain signatures of such confidentiality agreements as the case may be.

     Licensing Agreement

Exhibit 10(i)

During the course of its relationship with the Licensor, the Licensee or its subsidiaries or associates or their employees, agents or consultants may disclose certain proprietary or confidential information to the Licensor or its subsidiaries or associates or their employees, agents or consultants. The proprietary or confidential information may be oral or written, may be of a technical or commercial nature, may take the form of plans, drawings, processes, formulae, schedules, reports, projections, analyses, programs, prints, recordings, lists or other compilations of information, and may relate to the Licensee, its vendors, employees, stockholders or customers. All of such proprietary information and confidential information is herein collectively called the “Licensee Confidential Information”.

Any Licensee Confidential Information obtained by the Licensor will be considered confidential and will not be disclosed by the Licensor to any person without the prior written consent of the Licensee. The Licensee agrees that the Licensor Confidential Information, and all rights to the Licensor Confidential Information, which has been or will be disclosed to the Licensee, as well any improvement or technology using, relating to or incorporating the Licensor Confidential Information shall remain the exclusive property of the Licensor, and shall be held in trust for the benefit of the Licensor. The Licensee agrees that it will not, directly or indirectly, deal with, use, or exploit the Licensor Confidential Information without the Licensor's prior written consent. With regard to any improvement or new technology using, relating to or incorporating the Licensor Confidential Information, the Licensee agrees to assign to the Licensor all right, title and interest in such improvements or technology, any copyright, trademark, industrial design, patent applications and copyrights, trademarks, industrial designs, patents granted thereto, the sole right to file such applications and the Licensee agrees to assist the Licensor in obtaining reissues, divisions, renewals or extensions of any such applications and to do any act required to aid the Licensor in obtaining and enforcing proper intellectual property protection.

     The foregoing restrictions do not apply to information which:

(a)     at the time of disclosure was in the public domain as evidenced by a printed publication or otherwise;

(b)     after disclosure becomes part of the public domain by publication or otherwise, other than by action of the disclosing party;

(c)     was in the possession of the disclosing party at the time of disclosure by the disclosing party and was not acquired, directly or indirectly, from the non-disclosing party; or

(d)     the disclosing party rightfully receives from an independent third party who did not receive such information, directly or indirectly, from the other party with limitation or restriction on its use.

     The obligations contained in this Article will continue notwithstanding the termination of this Agreement or any confidentiality agreements.

The products or proceeds of the services performed by the Licensee under this Agreement including, but not limited to, documents, written materials, programs, documentation, designs, discs and tapes shall be and remain the property of the Licensor and the Licensee shall be able to use such written materials, programs, documentation, designs, discs and tapes for the purposes of carrying out its obligations under this Agreement while the Agreement is in effect.

     Licensing Agreement

Exhibit 10(i)

     The Licensee will, however, notify the Licensor immediately of any alleged, possible, or suspected infringement, passing off, or challenge to the use of any of the Intellectual Property or claim by any person to any rights in any similar trade marks or names of which the Licensee is or becomes aware. The Licensor agrees to execute any and all instruments and documents, render such assistance and do such acts and things as may, in the opinion of the Licensee, acting reasonably, be necessary or advisable to protect and maintain the interests of the Licensor in any such litigation or proceedings or to otherwise protect and maintain the interest of the Licensor in the Intellectual Property.

Licensee will have the right, but not the obligation, to prosecute infringement of any of the intellectual property related to the Technology at its own expense. Licensee will not settle or compromise any such suit in a manner that imposes any obligations or restrictions on Licensor or grants any rights to any intellectual property of the Technology, without Licensor’s prior written consent. At the time of filing any infringement enforcement action against a third party, Licensor and Licensee will determine how any damages awarded will be distributed between Licensor and Licensee; provided, however, that in no event will Licensor’s distribution be less than an amount that would have been due to Licensor as sublicense fees as if the litigation recovery had been sublicense consideration. In such a situation Licensee will recoup 100% of its entire litigation expenses first before any calculation is made with regard to the division of damages awarded. In the event that Licensee is not successful in winning a litigation case, Licensee may deduct from future royalty and sublicense fees fifty percent of such litigation costs.

2.8     No Agency or Joint Venture. Nothing in this Agreement constitutes or deems the parties to be partners or joint venturers in relation to the distribution or marketing of the Products, nor to create the relationship of principal and agent or master and servant between the parties, or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

2.9     Term. The term (the "Term") of this Agreement and of the rights, authorities and licenses granted to the Licensee pursuant to this Agreement for (i) the Technology, (ii) any improvements of the Technology, or (iii) any devices which embody the Technology or such improvements shall commence upon execution of this Agreement and continue until the expiry of protections afforded the Technology, provided that the Licensee is not in breach or default of any of the terms or conditions contained in this Agreement.

2.10     Renewal. Subject to written mutual agreement between the Licensor and the Licensee, this Agreement may be renewed.

ARTICLE 3

RESEARCH, DEVELOPMENT AND COMMERCIALIZATION FUNDING REQUIREMENTS

3.1     The License shall become effective on signing and continue until the end of the Term if the Licensee has funded, notwithstanding terms set forth in section 12.1, a minimum of US$10,000,000 for "qualifying research, development and commercialization expenses" in accordance with the following schedule:

     (a)     a minimum of US$1,000,000 during the period commencing from the date of execution of this Agreement by all parties (the "Execution Date") and ending on the first anniversary of the Execution Date (the "First Anniversary");

     Licensing Agreement

Exhibit 10(i)

(b)     a minimum of US$3,000,000 during the period commencing immediately after the First Anniversary and ending on the second anniversary of the Execution Date (the "Second Anniversary"); and

     (c)     a minimum of US$6,000,000 during period commencing immediately after the Second Anniversary and ending on the third anniversary of the Execution Date,

It is understood and agreed that any funding in excess of the minimum funding requirement for a particular period shall be automatically credited against the minimum funding requirement for the following funding period. For greater certainty, "qualifying research, development and commercialization expenses" shall be those expenses that have been pre-approved by the parties hereof as contributing to the research, development and commercialization of the Technology, improvements and devices embodying the Technology and improvements thereof as mutually agreed upon by the parties to this Agreement, including without limitation, those expenditures comprising the first year US$1,000,000 expenditures attached as Schedule "B".

Research and development funding may be extended under terms and conditions mutually agreed between the parties.

ARTICLE 4

LICENSEE’S COMMERCIALIZATION OBLIGATIONS

4.1     The Licensee shall perform as follows:

          (a)     The Licensee shall fund payments immediately as they become due for:

(i)    reasonable relocation and resettlement costs of a scientific advisor ("Scientific Advisor") and other necessary personnel agreed upon between the two parties, to the testing and development locale including the acquisition and transport of prototype materials and required documents or plans;

(ii)    development costs for a demonstration prototype including the use of suitable laboratory and fabrication facilities and the purchase of necessary materials and consumables;

(iii)    legal expenses to a patent attorney firm, mutually agreed upon among the parties, who will provide necessary assistance in due diligence for the patentability of the technology;

(iv)    a program of tests to be conducted by the Scientific Advisor and Project Manager, to be completed by August 15, 2009, for the purpose of providing proof of concept of the Technology and appropriate documents are produced (including a report by the NRC Institute of Fuel Cell Innovation or other equivalent third party) which describe and evidence the proof of concept, to the satisfaction of the Licensee (it is understood and agreed that the above mentioned August 15th date may be extended by the Licensee due to unforeseen delays) and within seven (7) days subsequent to testing results be deemed satisfactory by the Licensee;

     Licensing Agreement

Exhibit 10(i)

(v)         the immediate ramp-up and uninterrupted continuation of the research and development for the Technology after the report mentioned in Section 4.1(iv) is produced; and

(vi)     fund the ongoing research, development and commercialization of the Technology and the research, development and commercialization of devices using the Technology;

          All of the above expenditures shall be credited to the funding requirements set out in Article 3 and are to be considered immediately available upon need irrespective of terms set forth in Section 12.1.

     (b)     Provide assistance to the Licensor with the procurement of patent protection, including cooperating in registered user application of such other applications or filings as are required to effect necessary patent protection with respect to the Technology. Licensee shall pay patent costs and expenses related to United States and foreign filings, including patent filing, translation, search, prosecution and maintenance costs and fees. Licensee will be billed and will pay directly to patent counsel all documented costs and fees and other charges incident to the preparation, prosecution, and maintenance of any patents, copyrights or trademarks related to the Technology within thirty (30) days after receipt of invoice. Licensee at its option may register this Agreement with any patent office having jurisdiction. Licensor will work closely with Licensee to develop a suitable strategy for the prosecution and maintenance of all patents, industrial design, trademarks and copyrights. It is intended that Licensee may interact directly with the selected patent counsel in all phases of patent prosecution, such as preparation, office action responses, filing strategies for continuation or divisional applications, and other related activities. Licensor will provide copies of all documents prepared by the selected patent counsel to Licensee for review and comment prior to filing, to the extent practicable under the circumstances. Licensor will maintain final authority in all decisions regarding the prosecution and maintenance of any patent, industrial design, trademark or copyright applications. All patent applications and patents will be in the name of Licensor and owned by Licensor.

     (c)     Licensee will use diligent and commercially reasonable efforts to actively commercialize the Technology. “Actively commercialize” means having a commercially effective, reasonably funded ongoing and active research, development, manufacturing, marketing and/or sales program directed toward obtaining regulatory approval, production and/or sales of products embodying the Technology in applicable markets.

     (d)     All payments to Licensor will be made in United States dollars by check payable to the name of Licensor and sent to:

     PT Group Ltd

     PO Box 0830-01906 Calle B Marbella

     Edif. Sol Marina 11B

Panama City, Panama

All payments shall be subject to applicable withholding taxes, if any.

     Licensing Agreement

Exhibit 10(i)

     (e)     Licensee will maintain, and cause its sublicensees to maintain, complete and accurate books and records that enable all royalties payable under the Agreement to be verified. The records for each calendar quarter will be maintained for three (3) years after the submission of each quarterly activity report of Licensor. Each quarterly activity report shall be delivered to Licensor within forty-five (45) days after March 31, June 30, September 30, and December 31, beginning immediately after January 1, 2010 and detail the gross sales revenues for the fiscal quarters ending on the foregoing dates, which report shall be certified by the chief financial officer or similar officer of Licensee even if no payments are due Licensor, giving the particulars of the business conducted by Licensee its sublicensee. In addition, Licensor shall have the right, on an annual basis to request and receive technical information from Licensee sufficient to evidence whether and to what extent Licensee is practicing the claims of the Licensed Patents. Licensor shall have the right to make an enquiry in regard of such reports within 30 days following the receipt of such report and upon the expiry of 30 calendar days from the receipt of such report or 10 calendar days from the receipt of the explanation of any enquiry, such report or explanation shall be deemed to be acceptable and final.

          (f)     Upon prior notice to Licensee and its sublicensees, and at Licensor’s expense, Licensor or its representatives or its appointed accountants will have access to such books and records relating to gross sales as necessary to conduct a review or audit of gross sales and verify all royalty reports submitted and royalty payments. Such access will be available to Licensor upon not less than ten (10) days’ written notice to Licensee and its sublicensees, not more than once each calendar year of the Term, during normal business hours, and once a year for three years after the expiration or termination of the Agreement. If an audit of Licensee’s records indicates that Licensee has underpaid royalties by more than (i) three percent (3%), or (ii) five thousand dollars ($5,000), whichever is greater, for the records so audited, Licensee will pay the reasonable costs and expenses incurred by Licensor and its representatives and accountants, if any, in connection with the review or audit, and Licensee will immediately remit such royalties and any accrued interest to Licensor. Further, whenever Licensee and its sublicensees has its books and records audited by an independent certified public accountant, Licensee and its sublicensees will, within thirty (30) days of the conclusion of such audit, provide Licensor with a written statement, certified by said auditor, setting forth the calculation of royalties due to Licensor over the time period audited as determined from the books and records of the Licensee.

ARTICLE 5

PARENT’S FINANCING OBLIGATIONS

5.1     The Parent will raise a minimum of US$10,000,000 in financing to be used by Licensee towards the research, development and commercialization of the Technology and devices utilizing the Technology over the next three years as outlined in Article 3.

5.2     The Parent will issue the following amount of shares of the Parent to the Licensor based on the amount of financing that the Parent has raised, in accordance with the following:

     (a)     initially, that amount of common shares equal to 5% of the issued and outstanding common shares of the Parent, (the "Initial Tranche"); and

     Licensing Agreement

Exhibit 10(i)

     (b)      that after the issuance of the Initial Tranche and until the Parent has cumulatively raised US$50,000,000 in equity financings, Licensor shall not hold less than two and one half percent (2.5%) of the issued and outstanding number of shares of the Parent (the "Threshold Percentage") and in the event that Licensor's percentage holdings constitute less than the Threshold Percentage on the completion of the cumulative US$50,000,000 equity financing, Parent shall issue that number of additional shares to raise such holdings to the Threshold Percentage.

ARTICLE 6

SERVICE CONTRACTS

6.1     On or before July 31, 2009 the Parties shall use commercially reasonable efforts to negotiate and enter into an agreement based on industry standard terms for a senior technology employee/consultant to retain the services of the Scientific Advisor for a minimum term of thirty (30) months for US$8,000 per month (the “Base Pay”) pursuant to the terms and conditions set forth in that agreement, in which the Scientific Advisor shall assist the Parties in completing the current prototypes and commercialization of the Technology.

ARTICLE 7

PROTECTION OF THE LICENSOR’S INTELLECTUAL PROPERTY

7.1     The Licensee hereby acknowledges the Licensor’s right, title and interest in the Intellectual Property relating to the Technology.

7.2     The Licensee hereby acknowledges that all right, title, interest and goodwill relating to the Intellectual Property ensure to the Licensor.

7.3     The Licensee hereby acknowledges that any rights subsequently acquired with respect to the Licensor’s Intellectual Property or similar property is assigned to the Licensor.

7.4     The Licensee undertakes not to contest the validity of the Licensor’s rights in the Intellectual Property.

7.5     The Licensee agrees to take no actions which might impair or interfere with the Licensor’s rights in the Intellectual Property.

7.6     The Licensee agrees not to seek, independently of the Licensor, any trade mark, copyright, patent, or industrial design registrations anywhere in connection with the Intellectual Property or similar property.

7.7     The Licensee agrees not to adopt or use any property similar to the Intellectual Property during the Term of this Agreement and thereafter.

7.8     The Licensee shall not associate or commingle the Intellectual Property with other intellectual property without the Licensor’s prior consent.

7.9     The Licensee agrees not to use the Intellectual Property in an unauthorized manner and, in particular, not to use it in the Licensee’s name or as a name or part of a name of any other corporate legal entity.

     Licensing Agreement

Exhibit 10(i)

7.10     The Licensee acknowledges that the grant of the License is subject to the terms of this Agreement, and a breach of this Agreement constitutes an infringement of the Licensor’s Intellectual Property.

7.11     The Licensee agrees to affix notices indicating the Licensor's ownership of the Licensor's Intellectual Property on licensed products and all packaging, advertising, promotional and other materials bearing the Licensor's Intellectual Property in such form as is requested by the Licensor.

7.12     The Licensee hereby acknowledges the uniqueness of the Intellectual Property, and the difficulty of assessing damages from the unauthorized use of the Intellectual Property and the propriety of injunctive relief.

7.13     The Licensor represents and warrants to the Licensee that it is the sole owner of the Intellectual Property and the Technology, that such Intellectual Property and Technology do not infringe on the intellectual property of any other person, and that all registrations with respect thereof are in good standing, valid and enforceable, and with support from the Licensor, the Licensee will, at its sole expense, take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against the Licensee in relation to the Intellectual Property and the Technology, in accordance with agreement.

7.14     The Licensee and the Licensor shall cooperatively use their commercially reasonable efforts to achieve procurement of trade mark, copyright and industrial design protection with respect to the Intellectual Property, as applicable, including cooperating in registered user application of such other applications or filings as are required to effect necessary trade mark, copyright, patent and industrial design protection at the Licensee’s expense.

7.15     Licensee and Licensor shall immediately notify each other of all unauthorized uses, infringements, imitations and any other claims against the interests of the Licensor and Licensee and assist each other in the enforcement of trade-mark, copyright, patent and industrial design protection relating to the Intellectual Property.

7.16     Each of Licensor and Licensee shall have the right, but not the obligation, to decide whether to take action against infringements and imitations or defend against any action with respect to the Intellectual Property, and the Licensee shall cooperate in any such action or defense.

7.17     The Licensee shall not take any action against infringements and imitations of the Intellectual Property without the prior written consent of the Licensor.

7.18     The Licensor represents and warrants that it has the right to grant the License to the Licensee in accordance with the terms of this Agreement.

7.19     The Licensor represents and warrants that entering into this Agreement does not violate any rights or obligations existing between the Licensor and any other entity.

7.20     The Licensee and the Licensor shall be required to use industry standard non-disclosure agreements in the form attached as Schedule C when dealing with third parties in order to safeguard and protect in Intellectual Property.

     Licensing Agreement

Exhibit 10(i)

ARTICLE 8
LICENSOR'S OBLIGATIONS

8.1     Licensor's Indemnity. The Licensor will indemnify and save the Licensee harmless from and against any and all reasonably foreseeable claims, causes of action, damages, awards, actions, suits, proceedings, demands, assessments, judgments, as well as any and all costs and legal and other expenses incidental to the foregoing, arising out of:

     (a)     any act, default or breach on the part of the Licensor or its officers, employees, servants, agents and representatives under the terms of this Agreement; and

     (b)     any claims of intellectual property infringement arising out of the commercialization of the Technology to the extent that the potential for such specific claims were actually known by the Licensor or should have been known and were not disclosed to the Licensee; or to the extent expressly waived by the Licensee in writing if such claims were disclosed to the Licensee.

8.2      Compliance with Laws. The Licensee will at all times during the Term fully comply with all laws, bylaws, regulations of any competent authority that affect or are likely to affect the due performance and observance of the Licensee's obligations in this Agreement in the sale, distribution and use of the Licensed Products.

ARTICLE 9
INTELLECTUAL PROPERTY

9.1     Ownership of Intellectual Property. Based on the Licensor's representation and warranty provided in Section 10.1 as well as any future technology patents being granted, the Licensee acknowledges that the Licensor is the sole and beneficial proprietor of the Intellectual Property.

9.2     Use of Name. Use of name or other proprietary trade dress of the Licensor or any of its subsidiaries by the Licensee shall be subject to the prior written approval of the Licensor or any of its subsidiaries.

9.3     No Copies. Except in furtherance of the research, development and commercialization of the Technology, the Licensee shall not copy, reverse engineer, decompile, disassemble, reconstruct, decrypt, modify, update, enhance, supplement, translate or adapt the Licensed Products and shall take all reasonable precautions so as no to allow other parties to do so.

9.4     Improvements. Any improvements to any Licensed Product or future products, regardless of the source, are the property of the Licensor or any of its subsidiaries unless otherwise agreed in writing, and shall be communicated promptly to the Licensor or any of its subsidiaries and will be licensed to the Licensee for the Term of this Agreement as set out in Section 2.9 hereof.

     Licensing Agreement

Exhibit 10(i)

ARTICLE 10
REPRESENTATIONS, WARRANTIES AND COVENANTS

10.1     The Licensor represents and warrants to the Licensee that it is the sole owner of the Intellectual Property, that such Intellectual Property does not infringe on the Intellectual Property of any other person and at Licensee's expense, Licensee together with the cooperation of Licensor shall take all reasonable steps to secure and protect the Intellectual Property and the Technology, including without limitation the defense of any claims against the Licensee in relation to the Intellectual Property and the Technology.

10.2     To the knowledge of the Licensor, there are no claims of any nature or description related to the Intellectual Property and all registrations with respect to the Intellectual Property are in good standing and are valid and enforceable.

10.3     The Licensor agrees to use its best efforts to obtain all required patent and industrial design protection for the Intellectual Property not previously obtained.

10.4     The Licensor will agree to maintain its intellectual property rights in the Technology free and clear of all liens and encumbrances and that no lien, encumbrance, mortgage or debt instrument of any kind, nature or description shall be incurred without the prior written consent of the Licensee;

10.5     To the extent it shall not adversely affect the attorney-client relationship, the Licensor shall ensure that any retention arrangement with any patent agent shall provide that the Licensee shall at all times be copied on any correspondence with any patent office and that the Licensee shall have free and unfettered access to the working files of such patent agent and may make such enquiries with the patent agent as is necessary for the maintenance of its continuous disclosure record with its shareholders and the making of any decision by the Licensee for any payments hereunder;

10.6     The Licensor represents and warrants that it has the right to grant the License pursuant to the terms of this Agreement and that entering into this Agreement does not violate any rights or existing obligations between the Licensor and any other entity.

10.7     The Licensor represents and warrants that it is a corporation in good standing under the laws of British Virgin Islands and has full authority to enter into this Agreement without any breach of any its governing documents or any applicable law.

10.8     The Licensee represents and warrants that it is a corporation in good standing under the laws of the State of Nevada and has full authority to enter into this Agreement without any breach of any its governing documents or any applicable law.

     Licensing Agreement

Exhibit 10(i)

ARTICLE 11
FORCE MAJEURE

11.1     Definition of Force Majeure. For the purpose of this Agreement, force majeure means any act, event or cause, except in relation to obligations to make payments under this Agreement, beyond the reasonable control of the party affected by that force majeure including, without limitation, any act of God or any public enemy, fire, flood, explosion, landslide, epidemic, breakdown of or damage to plant, equipment or facilities, inability to obtain or unavailability of or damage to materials, ingredients or supplies, strikes, labor disputes, war, sabotage, riot, insurrection, civil commotion, national emergency and martial law, expropriation, restraint, prohibition, embargo, decree or order of any government, governmental authority or court.

11.2     Notice of Force Majeure. A party (in this Agreement called the "Affected Party") will inform the other party in writing within seven days of becoming affected by any force majeure that has or is likely to have any substantial detrimental effect on the ability of the Affected Party to perform any or all of the terms and conditions contained in this Agreement and will give particulars of the force majeure and the likely duration of the force majeure and of any likely or resulting disability or effect of that force majeure.

11.3     Time for Performance. The time for performance of the obligations of an Affected Party will be extended for the period of the force majeure if appropriate.

ARTICLE 12
TERMINATION

12.1     Termination on Default. If any of the Parties are in breach or default of the terms or conditions contained in this Agreement and do not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the other party requiring that default or breach to be remedied, then the other party may give to the party in default a notice in writing terminating this Agreement but without in any way limiting or affecting the rights or liabilities of the parties or either of them that have accrued to the date of termination.

12.2     Termination by Licensee. The Licensee may, at its option, terminate this Agreement at anytime by doing the following:

     (a) by ceasing to make, have made, use and sell and/or import any Licensed Products;

     (b) by giving sixty (60) days prior written notice to the Licensor of such cessation and of the Licensee’s intent to terminate, and upon receipt of such notice, the Licensor may immediately begin negotiations with other potential licensees and all other obligations of the Licensee under this Agreement will continue to be in effect until the date of termination; and

     (c) tendering payment of all accrued royalties and other payments due to the Licensor as of the date of the notice of termination.

     Licensing Agreement

Exhibit 10(i)

12.3      Partial Termination by the Licensor. Notwithstanding Section 12.1, if the Licensee is in breach or default of the terms or conditions contained in this Agreement and does not rectify or remedy that breach or default within 90 days from the date of receipt of notice by the Licensor requiring that default or breach to be remedied, then the Licensor, may alter the License granted by this Agreement with regards to its exclusivity, its territorial application and restrictions on its application.

12.4     Termination in Other Events. Without in any way limiting any other provision of this Agreement, either the Licensor or the Licensee may terminate this Agreement by notice in writing to the other if an order is made by a court or other competent authority for the winding up or dissolution of the Licensee.

12.5 Survival. Upon the termination of this Agreement:

(a) Licensee will immediately cease use of the Intellectual Property; provided however, after the effective date of termination, Licensee may sell all Licensed Products and parts thereof that it has on hand at the effective date of termination; provided, however, that Licensee’s royalty obligations will continue until all Licensed Products have been sold;

(b)	nothing in the Agreement will be construed to release either party from any obligation that matured prior to the effective date of termination; and

(c)	the provisions of Articles 7, 8, 9 and 10 shall survive any termination or expiration of the Agreement.

ARTICLE 13
GENERAL

13.1     Notices. All notices or other communications required or permitted to be given under this Agreement must be in writing and delivered by e-mail, courier or facsimile to the address for each party as specified above or in the case of delivery by facsimile, as follows:

     If to the Licensor:

          PT Group Ltd.

          PO Box 0830-01906 Calle B Marbella

             Edificio Sol Marina 11B
             Panama City, Panama

             Attention:     James Wigley

             Facsimile:     +507 269 0661
             E-mail:      james@pantrust.com.pa (attn: Ana Luisa Reichert)

     Licensing Agreement

Exhibit 10(i)

     If to the Licensee:

          Sonnen Corporation

          2829 Bird Avenue, Suite 12

          Miami, Florida 33133

          Attention:     Robert Miller

          Facsimile:     (786) 347 7706

          E-mail:      dulcinizmir1@yahoo.com

If to the Parent:

Simple Tech, Inc.

          2829 Bird Avenue, Suite 12

          Miami, Florida 33133

          Attention:     Robert Miller

          Facsimile:     (786) 347 7706

          E-mail:      dulcinizmir1@yahoo.com

     Any notice to Licensee must be accompanied by contemporaneous delivery of a copy to:

          Fang and Associates Barristers & Solicitors

300 – 576 Seymour Street, Vancouver
British Columbia, V6B 3K1

Attention: Paul M. Fang

     Facsimile:     (604) 688-6995

     E-mail: pmf@lawma.com

     Any party may designate a substitute address for the purpose of this section by giving written notice in accordance with this section. Any notice delivered in this fashion will be deemed to have been given when it is actually received.

13.2     Time of Essence. Time is of the essence of this Agreement.

13.3     Further Assurances. Each of the parties hereby covenants and agrees that at any time and from time to time it will, upon the request of the other party, do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, assignments, transfers, conveyances, powers of attorney and assurances as may be required for the better carrying out and performance of all the terms of this Agreement.

13.4     Each party recognizes that the employees of the other party, and such employees' loyalty and service to such party, constitute a valuable asset of such party. Accordingly, each party agrees not to make any offer of employment to, nor enter into a consulting relation with, any person who was employed by the other party within three years after the cessation of such person's employment by the other party.

     Licensing Agreement

Exhibit 10(i)

13.5     Subject to the limitations hereinbefore expressed, this Agreement will enure to the benefit of and be binding upon the parties and their respective successors and assigns.

13.6     There are no oral conditions, representations, warranties, undertakings or agreements between the Licensor and the Licensee. No modifications to this Agreement will be binding unless executed in writing by the parties. No waiver of any provision of this Agreement will be construed as a waiver of any other provision hereof nor shall such a waiver be construed as a continuing waiver. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together constitute one and the same instrument. This Agreement will be governed by the laws of the State of Florida. Unless otherwise stated, all dollar amounts referred herein shall be in the lawful currency of the United States. If any clause or provision of this Agreement is declared invalid or unenforceable, the remainder of this Agreement will remain in full force and effect. Headings used in this Agreement are for reference purposes only and will not be deemed to be a part of this Agreement. This Agreement will not be construed as creating a partnership, joint venture or agency relationship between the parties or any other form of legal association which would impose liability upon one party for any act or failure to act by the other party.

IN WITNESS WHEREOF the following parties have executed this Agreement:

    P.T. GROUP LTD. (BVI Company Number 1057655)

    /s/ James Wigley

    Per: James Wigley, Director

    SONNEN CORPORATION

   /s/ Robert Miller

   Per: Robert Miller, Director

SIMPLE TECH, INC.

/s/ Robert Miller

Per: Robert Miller, Director

     Licensing Agreement

SCHEDULE “A”

THE PTG TECHNOLOGY:

The Technology comprising the invention entitled the "PTG Technology" is described as: a novel Heterogeneous Catalytic process consisting of specific materials and proprietary material combinations, and including a fundamental theoretical model. This catalytic process is currently utilized in a great many industrial processes and applications including fuel cells.

PTG Technology includes materials and devices for a novel Solid Oxide Fuel Cell (SOFC) Category. Operating temperature is between 350-500 °C allowing the use of stainless steel couplers and connectors. The Cell utilizes a solid electrolyte made of ceramic that is resistant to fouling in the presence of hydrocarbon pollutants thus eliminating use of costly fuel scrubbers and reformers. Both hydrogen and hydrocarbon fuels can be utilized directly. The device’s ceramic substrate exhibits very large diffusion coefficients for oxygen resulting in much higher conductivity potentials—2-3 orders of magnitude higher than other known fuel cells. No noble metals or high cost materials are used thereby greatly reducing per kW production costs. PTG Technology cells operate efficiently under normal atmospheric pressure and the demonstrated life span is >35,000 hrs under accelerated testing.

FUNDAMENTAL INTELLECTUAL PROPERTY ASSETS:

1.	Solid Oxide Electrolyte with Oxygen Conductivity

Discloses materials with extraordinarily high charge carrier diffusion coefficient

[~103 – 10-4cm2/s: 2-3 orders of magnitude higher than other fuel cells]

Milestone accomplished: Solid electrolyte and electrode materials utilized in PTG Cell exhibit charge carrier (oxygen) diffusion coefficient 2-3 orders of magnitude higher than reported for other Fuel Cells.

2.	Method for Generation of EMF in Fuel Cell

Discloses entirely new class of galvanic fuel elements operating on mixed fuel/air stream

Milestone accomplished: Fuel Cell operation with direct use of hydrocarbon fuels and ambient air.

3.	Solid Electrolyte Material for Fuel Cell Electrodes

Discloses unique structure and phase make-up chemical composition of PTG Cell materials

Milestone accomplished: Unique catalytic activity and oxidation-reduction mechanism at low temperature.

4.	Method of Preparation of Fuel Cell Components

Discloses procedure for preparation of solid electrolyte and electrode materials used in PTG Cell

Milestone accomplished: Low-cost manufacturing techniques and common materials are used for all components, allowing for quick commercialization and variable product scalability.

           Licensing Agreement– Schedule A

Exhibit 10(i)

ADDITIONAL APPLICATIONS:

Heterogeneous Catalysis is utilized extensively in world wide industry in many applications. Upon successful completion and with application-specific optimizations as necessary, PTG Technology, should significantly improve process efficiencies and reduce cost and waste in many of these applications. Examples include:

Energy

•	Stationary, scalable SOFC fuel cell for generation of electricity from hydrocarbon fuels and/or hydrogen for primary source residential/industrial power applications;

•	Compact and very efficient Auxillary Power Units for many applications;

•	Production of Electricity using coal as a fuel; and

•	Hydrogen Generation.

Energy Storage

•	Various applications.

Catalytic Applications

•	Catalytic converters; and

•	Plastics Production.

Superconductive Materials

•	Energy Transmission; and

•	Medical Analytical Instrumentation.

Electronics

•	Possible Micro fuel cell applications including micro primary/backup power supply for critical electronic circuits (aviation electronics).

           Licensing Agreement– Schedule A

SCHEDULE "B"

SCHEDULE “C”

NON-DISCLOSURE AGREEMENT

PARTIES:      PT Group Limited (“Developer”)

Registered Address:

PO Box 146

Trident Chambers

Road Town, Tortola, BVI

          Administrative Address:

PO Box 0830-01906 Calle B Marbella

Edif. Sol Marina 11B

Panama

-and-

                     [Name] (‘Recipient’)

                     [Address]

DATE:                      (‘Effective Date’)

In consideration of the mutual covenants set out in this Agreement and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged by each of the Parties), the Parties agree as follows:

1. DEFINITION OF CONFIDENTIAL INFORMATION

Confidential Information means any information disclosed by Developer to Recipient relating directly or indirectly to PTG-Technology in all its non-public information forms which is identified by Developer, either orally or in writing, as confidential, either at the time of disclosure or, if disclosed orally, confirmed in writing within forty five (45) days following the original disclosure.

2. EXCEPTIONS TO CONFIDENTIAL INFORMATION

This Agreement does not apply to information that:

i.      was available to the public at the time of disclosure, or subsequently became available to the public without fault of Recipient;

ii.      was known to Recipient at the time of disclosure or was independently developed by Recipient, provided there is adequate documentation to confirm such prior knowledge or independent development;

iii.      was received by Recipient from a third party and Recipient was not aware that the third party had a duty of confidentiality to Discloser in respect of the information;

           Licensing Agreement– Schedule C

Exhibit 10(i)

iv.     is used or disclosed by Recipient with Developer’s prior written approval; or

v.     is required to be disclosed by law, provided that Recipient gives Developer sufficient prior written notice of any such disclosure to allow Developer to contest the disclosure.

3. DESIGNATED REPRESENTATIVES

Each party designates a representative for coordinating receipt, release and delivery of Confidential Information, which for the Developer will be James Wigley or Paul R. Leonard and for Recipient: ______________, or another individual(s) as the party may designate in writing to the other party.

4. USE OF CONFIDENTIAL INFORMATION

Recipient may only use the Confidential Information for the purpose of scientific and/or technical due diligence on PTG Technology in anticipation of a ______________ the two Parties (‘Permitted Purpose’).

Recipient must not use the Confidential Information for any other purpose without the prior written approval of Developer.

5. NON-DISCLOSURE

Recipient must keep the Confidential Information in confidence. Recipient may only disclose the Confidential Information to its employees, directors, officers, agents and consultants who have a need-to-know the Confidential Information for the Permitted Purpose, provided that they are advised of the confidential nature of the Confidential Information and are under an obligation to maintain its confidentiality. Persons initially identified by the Recipient as authorized sub-recipients of the Confidential Information covered by this Agreement are identified in Appendix A. Recipient must not otherwise disclose Confidential Information to any person or third party without the prior written approval of Developer.

6. STANDARD OF CARE

Recipient must use at least the same standard of care in protecting the confidentiality of the Confidential Information as it uses in protecting its own information of a similar nature and, in any event, no less than a reasonable standard of care. Recipient must notify Developer promptly upon discovery that any Confidential Information has been accessed or otherwise acquired by or disclosed to an unauthorized person.

7. RETURN OF CONFIDENTIAL INFORMATION

If requested in writing by Developer, Recipient must cease using, return to Developer and/or destroy all Confidential Information and any copies of Confidential Information in its possession or control. Recipient may retain one archival copy of such Confidential Information for the sole purpose of establishing the extent of the disclosure of such Confidential Information, provided that such information is not used by Recipient for any other purpose and is subject to the confidentiality requirements set out in this Agreement.

           Licensing Agreement– Schedule C

Exhibit 10(i)

8. NO LICENCE OR OTHER RIGHTS

All Confidential Information remains the property of Developer and no license or any other rights to the Confidential Information is granted to Recipient under this Agreement. This Agreement does not obligate Developer to make any disclosure of Confidential Information to the Recipient or require the parties to enter into any business relationship or further agreement.

9. LIMITED WARRANTY & LIABILITY

Developer warrants that it has the right to disclose the Confidential Information to Recipient. Developer makes no other warranties in respect of the Confidential Information and provides all information “AS IS” without any express or implied warranty of any kind, including any warranty as to merchantability, fitness for a particular purpose, accuracy, completeness or violation of third party intellectual property rights. In no event will Developer be liable for any special, incidental or consequential damages of any kind whatsoever resulting from the disclosure, use or receipt of the Confidential Information.

10. TERM

This Agreement and Recipient’s obligation to keep Confidential Information confidential expires five (5) years after the Effective Date and/or the maximum allowable term under the prevailing law.

11. GENERAL PROVISIONS

11.1      Notices - All notices given under this Agreement must be in writing and delivered by courier or registered mail, return receipt requested, or facsimile, to the address of the party set out on page one of this Agreement. All notices to Developer must be addressed to James Wigley and all notices to Recipient must be addressed to ________________. Notices will be deemed to have been received on the date of delivery, if delivered by courier, on the fifth business day following receipt, if delivered by registered mail or on the first business day following the electronic confirmation of the successful transmission of the facsimile, if sent by facsimile.

11.2      Remedies - Recipient agrees that damages may not be an adequate remedy for any breach or threatened breach of the Recipient’s obligations under this Agreement. Accordingly, in addition to any and all other available remedies, Developer will be entitled to seek a temporary or permanent injunction or any other form of equitable relief to enforce the obligations contained in this Agreement.

11.3      No waiver – Failure of a party to enforce its rights on one occasion will not result in a waiver of those rights on any other occasion.

11.4      Assignment - Neither party may assign any of its rights or obligations under this Agreement without the prior written consent of the other party.

11.5      Regulatory compliance – Each party must comply with all applicable laws, regulations and rules in its jurisdiction, including but not limited to those relating to the export of information and data.

           Licensing Agreement– Schedule C

Exhibit 10(i)

11.6      Entire Agreement – This Agreement represents the entire agreement between the parties with regard to the Confidential Information and supersedes any previous understandings, commitments or agreements, whether written or oral. No amendment or modification of this Agreement will be effective unless made in writing and signed by authorized representatives of both parties.

11.7      Severability – If any provision of this Agreement is wholly or partially unenforceable for any reason, all other provisions will continue in full force and effect.

11.8      Binding Effect - This Agreement is binding upon and will ensure to the benefits of the parties and their respective successors and permitted assigns.

11.9      Execution - This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument. If delivered by facsimile, the party must also send promptly and without delay an executed original by courier to the other party. This Agreement may also be created as an electronic document and executed by electronic signature.

11.10      Governing Law - This Agreement will be governed and construed in accordance with the laws of the State of Florida and the laws of the United States and the parties attorn to the exclusive jurisdiction of the courts of the State of Florida.

The parties have duly executed this Agreement by their duly authorized representatives as of the Effective Date.

DEVELOPER                               RECIPIENT

James Wigley                                                [Recipient’s Name]
Director                                                        [Title]

                [Date]                                         [Date]

           Licensing Agreement– Schedule C